SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    June 29, 2010

AARON’S, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E.
Atlanta, Georgia	30305-2377
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (404) 231-0011

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

In the second quarter of 2010, Aaron’s, Inc. closed all but four of its Aaron’s Office Furniture stores and plans to close the remaining stores by September 30, 2010.  Aaron’s is exiting the office furniture market as management believes there is a low probability of growth or profitability in the near future and intends to concentrate future efforts on the sales and lease ownership stores.

Aaron’s anticipates recording approximately $9.5 million in charges for the write-down and cost to dispose of office furniture, estimated future lease liabilities for closed stores, the write-off of leaseholds, severance pay, and other associated costs of closing the stores and winding down the division.   The Company anticipates recording over 70% of this amount as a charge to operating expenses in the second quarter of 2010 and most of the remainder is estimated to be incurred and recorded by the end of 2010.

Approximately $4.6 million of the estimated charges related to the write-down and disposal costs of office furniture to be taken in the second quarter of 2010.  Approximately $2.0 million of the estimated charges relate to closed store reserves incurred in the second quarter of 2010, with an additional $1.3 million and $1.0 million in similar expenses estimated in the remainder of 2010 and in 2011, respectively.

The estimates above are subject to change.

ITEM 2.06 MATERIAL IMPAIRMENTS

The information set forth in Item 2.05 above related to the impairment of office furniture assets  is incorporated by reference herein in response to this Item 2.06.

ITEM 7.01.  REGULATION FD DISCLOSURE

On June 29, 2010, Aaron’s, Inc. issued a press release addressing the matters reported above and updating its earnings guidance for 2010.  The press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Aaron’s, Inc. press release dated June 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.

By:	/s/ Gilbert L. Danielson
Gilbert L. Danielson
Executive Vice President and Chief Financial
Date: July 6, 2010	Officer